EXHIBIT 5.1

November 16, 2012

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005

          Registration Statement on Form S-8

Ladies and Gentlemen:

          At your request, we are rendering this opinion in connection with the proposed issuance of up to 3,000,000 shares of common stock of TheStreet, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2007 Performance Incentive Plan (the “Plan”) and 1,625,360 shares pursuant to the Agreements for Grant of Non-Qualified Stock Option (the “Award Agreements”), collectively referred to here as the “Shares.” The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission on November 16, 2012 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

          We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

          Based on such examination, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan and the Award Agreements are duly authorized, and when issued and sold as described in the Plan, the Award Agreements and Registration Statement, will be legally issued, fully paid, and nonassessable.

          In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the Plan and the Award Agreements, (iii) the Company receives the full consideration for the Shares as stated in the Plan and the Award Agreements, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s common stock, and (v) all applicable securities laws are complied with.

          We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP